Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of M&T Bank Corporation (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of August 27, 2012, by and among the Company, Hudson City Bancorp, Inc. and Wilmington Trust Corporation, and to the filing of this consent as an exhibit to this Registration Statement.

Date: October 11, 2012

By:	/s/ Ronald E. Hermance, Jr.
Ronald E. Hermance, Jr.